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Exhibit 99


                              SETTLEMENT AGREEMENT


         WHEREAS, the parties hereto have each made claims against the other in the Circuit Court for Prince George's County, Maryland, American Bio Medica v. Jackson L. Morris, bearing case number CAL 95-06754 and the parties hereto are the sole parties named in that suit; and

         WHEREAS, each party, in consideration of the terms of this Agreement, desires and intends to dismiss with prejudice each and every claim made by that party against the other, it is this _______ day of _________________, 2001.

         Agreed as Follows:

         1. American Bio Medica Corporation (ABMC) shall cause to have issued to Jackson Morris a total of 115,000 shares of the common stock of ABMC no later than October 1, 2001. Said stock shall be registered by ABMC according to the requirements of the Securities Act of 1933.

         2. If, upon receipt of said shares, Jackson Morris (or any transferee of rights to said shares) determines to sell the same, no sale shall fail to comply with the following terms: (a) In the calendar year 2001, no more than 30,000 of said shares be sold, and no sale shall be for more than 10,000 shares within any thirty (30) day period; (b) in the calendar year 2002, no more than fifty percent of the remaining shares may be sold but no sale in any three month period shall exceed twenty-five percent of the remainder of the unsold shares, and (c) in the calendar year 2003, there are no time or number restrictions on the sale of the remaining unsold shares.

         3. This is the entire agreement of the parties, there are no other agreements between the parties and this agreement supercedes any and all other duties and responsibilities between them.

         4. Upon execution of this agreement, the parties shall notify the Prince George's County Circuit Court and file a line of dismissal with prejudice of all claims in case number CAL 95-06754.

         5. This agreement constitutes a full and complete release to and from each party hereto from any claims made and which could have been made, in case number CAL 95-06754 and release all said claims, made or unmade, against unnamed parties, including the stockholders, directors, officers, employees and agents of ABMC.

         6. This Agreement and the obligations and commitments incurred hereunder shall survive the dismissal of claims with prejudice contemplated by this Agreement. The parties consent to jurisdiction in the Circuit Court of Prince George's County, Maryland for purposes of enforcement of this Agreement or any disputes arising under or relating to this Agreement.

         7. This Agreement shall be construed pursuant to the laws of the State of Maryland without reference to its conflict of laws provisions.

         8. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures are as effective as original signatures.

         9. This Agreement is for purposes of settlement and does not constitute any admission of liability by any party.

         10. This Agreement is the result of bilateral negotiations between the parties and shall be construed without regard to the party or parties responsible for its preparation. In resolving any ambiguity or uncertainty existing herein, the parties agree that no consideration or weight shall be given to the identity of the party drafting this Agreement.


                                           Jackson Morris



                                           /S/  Jackson L. Morris
                                           ----------------------------------
                                           3116 West North A Street
                                           Tampa, FL   33609-1544


                                           American Bio Medica Corporation


                                           By:    /S/Robert L. Aromando, Jr.
                                                  ---------------------------
                                                  President

                                                  122 Smith Road
                                                  Kinderhook, NY   12106